EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-73966 of dj Orthopedics, Inc. on Form S-8 and Registration Statements No. 333-74998, No 333-74998-01, No. 333-74998-02, No. 333-74998-03 of dj Orthopedics, LLC, dj Orthopedics, Inc, dj Orthopedics Capital Corporation and dj Orthopedics Development Corporation, respectively, in the Post-Effective Amendment No. 2 on Form S-3 to Form S-1 of our report which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on the financial statements of OrthoLogic Corporation, for the year ended December 31, 2002 and included in this Form 8-K dated December 3, 2003.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

December 3, 2003